UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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ING Mutual Funds
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Valued Shareholder:

I’d like to ask you for a moment of your time.  The ING Funds has attempted to contact you many times regarding a Special Meeting of Shareholders (the “Meeting”), requesting your vote on proposals for the ING Russia Fund. A majority of ING Russia Fund shareholders who have voted have voiced  support for these proposals.

To date, we have not been successful in securing your vote.  Shareholder action is required to approve the proposals for the Fund, and your vote — regardless of the number of shares you own - is critical to the passage of these proposals.

As of today, September 13, 2013, we have not received enough favorable votes to pass these important proposals. As a result, the official shareholder meeting on these matters has been adjourned three times, and is now scheduled to reconvene on October 1, 2013, at 1:00 PM (Arizona Time).  The ING Funds is eager to avoid the  cost and delay of a fourth meeting adjournment.

I ask you for your support in voting the enclosed proxy ballot.  Please sign, date and return your proxy in the return envelope provided.  Or, you may vote your shares by calling the toll-free number on your ballot, or vote via the internet at the website provided on your ballot.

On behalf of the Board of Trustees of the ING Funds, please accept my thanks for your participation in this important matter. We appreciate your continued confidence in the ING Funds, and we look forward to receiving your vote.

Sincerely,

Shaun P. Mathews,

President and Chief Executive Officer

PLEASE vote your shares today!

CALL 1-800-848-2998

Telephone voting is available Monday through Friday 8:00 AM to 10:00 PM (EST), and Saturday from 11:00 AM to 5:00 PM (EST). You may also vote by mail, automated telephone, or internet, as further detailed on the enclosed proxy card.